Filed pursuant to Rule 433

Registration Statement No. 333-142116

July 29, 2009

Relating to Preliminary Prospectus Supplement

dated July 29, 2009

FEDERATIVE REPUBLIC OF BRAZIL - FINAL PRICING TERMS

Issuer	Federative Republic of Brazil

Transaction	Re-opening of 7.125% Global Bonds due 2037

Ratings	Ba1/BBB-/BBB-*

Distribution	SEC Registered

Amount Issued	US$500,000,000 (brings total size to US$3,000,043,000); Brazil reserves the right to increase the aggregate principal amount of the global bonds being offered by up to 5%, or US$25,000,000, during
Asian market hours on July 30, 2009

Gross Proceeds	US$543,150,000 (not including accrued interest)

Coupon	7.125% 30/360-day count basis

Maturity	January 20, 2037

Offering Price	108.630% (plus accrued interest totaling US$1,484,375 or US$2.97 per
US$1,000 principal amount of global bonds, from July 20, 2009 to, but not including, August 5, 2009)

Yield to Maturity	6.450%

Reference Benchmark Bond	UST 4.25% Notes due May 15, 2039

Benchmark Yield	4.499%

Reoffer Spread	195.1 bps

Underwriting Fee	0.25%

Denominations	US$1,000/US$1,000

Interest Pay Dates	January 20 and July 20

First Interest Payment Date	January 20, 2010

Pricing Date	July 29, 2009

Settlement Date	August 5, 2009 (T+5)

CUSIP	105756BK5

ISIN	US105756BK57

Common Code	024104117

Listing	Euro MTF Market Luxembourg

Bookrunners	Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.

Co-Managers	BB Securities Ltd.
Banco Itau Europa S.A. – London branch

Underwriting Commitments	Deutsche Bank Securities Inc.: US$245,000,000
J.P. Morgan Securities Inc.: US$245,000,000
BB Securities Ltd.: US$5,000,000
Banco Itau Europa S.A. – London branch: US$5,000,000

A preliminary prospectus supplement of Brazil accompanies the free-writing prospectus and is available from the SEC’s website at:

http://www.sec.gov/Archives/edgar/data/205317/000119312509158194/d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at toll-free 1-800-503-4611 or J.P. Morgan Securities Inc. at toll-free 1-866-846-2874.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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